Pricing Supplement dated November 19, 1996              Rule 424(b)(3)
(To Prospectus dated March 9, 1994                      File No. 33-52359
and Prospectus Supplement
dated March 9, 1994)




                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $10,000,000              Trade Date: October 30, 1996
Issue Price:  100%                      Original Issue Date: November 19, 1996
Interest Rate: 6.25%                        Net Proceeds to Issuer:  $10,000,000
Interest Payment Dates: May 19 and              Principal's Discount or
 November 19 of each year, commencing       Commission:  0.0%
 May 19, 1997
Stated Maturity Date:  November 19, 2001


________________________________________________________________________________




Day Count Convention:
   [x]  30/360 for the period from November 19, 1996 to November 19, 2001
   [ ]  Actual/365 for the period from               to
   [ ]  Other (see attached)                       to

Redemption:
   [ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
   [x] The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: November 19, 1997
       Initial Redemption Percentage:  100%
       Annual Redemption Percentage Reduction:  Not applicable

Repayment:
   [x] The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
   Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
   Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated

                          ___________________________
                           Bear, Stearns & Co. Inc.

                       ADDITIONAL TERMS OF THE NOTES

Redemption

         The Notes are subject to redemption by TMCC, in whole but not in part, at any time on any interest payment date on or after the Initial Redemption Date stated above subject to not less than 25 days' prior notice.

Plan of Distribution

         Under the terms of and subject to the conditions of an Appointment Agreement and an Appointment Agreement Confirmation, each dated as of October 30, 1996 (collectively, the "Agreement"), between TMCC and Bear, Stearns & Co. Inc., Bear Stearns & Co. Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Bear, Stearns & Co. Inc. may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Bear, Stearns & Co. Inc.

         Under the terms and conditions of the Agreement, Bear, Stearns & Co. Inc. is committed to take and pay for all of the Notes offered hereby if any are taken.

         Affiliates of Bear, Stearns & Co. Inc. have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.